CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Inference Corporation 1993 Stock Option Plan, Inference Corporation 1998 Non-Management Stock Option Plan, Inference Corporation 1998 New Hire Stock Option Plan, Inference Corporation Charles W. Jepson Stock Option Plan, Inference Corporation Private Placement Stock Option Plan, and Inference Corporation Fourth Amended and Restated Incentive Stock Option Plan and Nonqualified Stock Option Plan of our report dated July 16, 1999, with respect to the consolidated financial statements of eGain Communications Corporation included in its Registration Statement on Form S-1, filed with the Securities and Exchange Commission.

                                   /s/ ERNST & YOUNG LLP

Palo Alto, California
July 10, 2000